Filed Pursuant to Rule 433
Registration Statement No. 333-209526
November 27, 2018

Final Term Sheet

€300,000,000 Floating Rate Notes due 2020

€550,000,000 1.125% Notes due 2023

€750,000,000 2.125% Notes due 2027

€650,000,000 2.625% Notes due 2030

Issuer:	Stryker Corporation

	2020 Floating Rate Notes	2023 Fixed Rate Notes	2027 Fixed Rate Notes	2030 Fixed Rate Notes

Security Type:	Floating Rate Notes due 2020	1.125% Notes due 2023	2.125% Notes due 2027	2.625% Notes due 2030

Principal Amount:	€300,000,000	€550,000,000	€750,000,000	€650,000,000

Maturity Date:	November 30, 2020	November 30, 2023	November 30, 2027	November 30, 2030

Interest Payment Dates:	Each March 1, May 30, August 30, November 30 commencing March 1, 2019	Each November 30, commencing November 30, 2019	Each November 30, commencing November 30, 2019	Each November 30, commencing November 30, 2019

Interest Reset Date:	Each Interest Payment Date	N/A	N/A	N/A

Interest Reset Period:	Quarterly	N/A	N/A	N/A

Initial Interest Reset Date:	March 1, 2019	N/A	N/A	N/A

Day Count Convention:	Actual/360	Actual/Actual (ICMA)	Actual/Actual (ICMA)	Actual/Actual (ICMA)

Coupon (Interest Rate):	Three month EURIBOR + 28 bps	1.125% per year	2.125% per year	2.625% per year

Minimum Interest Rate:	0.0%	N/A	N/A	N/A

Benchmark German Government Security:	N/A	OBL 0.00% due October 2023	DBR 0.5% due August 2027	DBR 0.25% due August 2028

Benchmark German Government Security Price/Yield:	N/A	101.172%; -0.239%	102.434%; 0.218%	99.0775%; 0.347%

Spread to Benchmark German Government Security:	N/A	+138.8 bps	+193.4 bps	+237.8 bps

Yield to Maturity:	N/A	1.149%	2.152%	2.725%

Mid-Swap Yield:	N/A	0.299%	0.802%	1.075%

Spread to Mid-Swap Yield:	N/A	+85 bps	+135 bps	+165 bps

Price to Public:	100.073%	99.884%	99.781%	98.988%

Optional Redemption Provisions:

Make-Whole Call:	N/A	Comparable Government Bond Rate + 25 bps	Comparable Government Bond Rate + 30 bps	Comparable Government Bond Rate + 35bps

Par Call:	N/A	On or after October 31, 2023, at par	On or after August 31, 2027, at par	On or after August 31, 2030, at par

CUSIP/ISIN:	863667AR2 / XS1914503021	863667AS0 / XS1914485534	863667AT8 / XS1914502304	863667AU5 / XS1914502643

Common Code:	191450302	191448553	191450230	191450264

Expected Ratings*:	Baa1 (stable) (Moody’s) / A (negative) (Standard & Poor’s)

Trade Date:	November 27, 2018

Settlement Date**:	November 30, 2018 (T+3)

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Goldman Sachs & Co. LLC J.P. Morgan Securities plc

Senior Co-Managers:	Citigroup Global Markets Limited Merrill Lynch International Morgan Stanley & Co. International plc Wells Fargo Securities, LLC

Co-Managers:	Citizens Capital Markets, Inc. HSBC Securities (USA) Inc. Mizuho International plc MUFG Securities EMEA plc PNC Capital Markets LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security. No report of any rating agency is being incorporated by reference herein.

**

It is expected that delivery of the notes will be made against payment therefor on or about November 30, 2018, which is the third U.S. business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as the Notes are not available to retail investors in the EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities plc collect at +44-207-134-2468.